Exhibit 99.2

CHDT Corporation – Strong Backlog Leading Into Q4 Sustains Company Momentum

DEERFIELD BEACH, FL, October 11, 2011:  CHDT Corporation, a Florida corporation (OTCBB: CHDO) (“Company”) with operating subsidiaries focused on designing and manufacturing consumer lighting products for the North American and Latin American retail markets and Capstone Industries, a wholly owned subsidiary of CHDT Corp., confirms the Company’s reorder activity has been strong through Q3 and the resulting order backlog [with delivery dates in Q4]  is currently ahead of Q4 -2010.  Last year’s orders leading into Q4 resulted in gross revenues for the quarter of $1,353,262. “The current order backlog leading us into Q4 is approximately $ 1,790,000 and ordering continues.  This is a clear validation that sell-through of our products has been strong and consumers are responding favorably to our retail presentations,” said Reid Goldstein, President of Capstone Industries.

“This order backlog falls on the heels of three consecutive record quarters and will push our year -end revenue and profit numbers beyond our plan. While CHDT Corporation’s Q3 results will not be formally confirmed until the Q3 audit is completed, the Company expects gross revenue of approximately $4,786,534 with net revenue of approximately $4,500,542 in the quarter.  This brings our year-to-date gross revenue to approximately $8,492,901 and net revenue to approximately $7,966,239,” said Gerry McClinton, CFO of CHDT Corp.  “Our factories are achieving very fast turnarounds on these orders so we can help our retail partners leverage the holiday selling season,  I could not be more pleased with our overseas resident operations team and their ability to manage the increased production requirements,” he added.

About CHDT Corporation

CHDT Corporation (www.chdtcorp.com) is a public holding Company that engages, through its wholly owned subsidiaries, in the development, manufacturing, logistics, and distribution of consumer products to retailers and distributors throughout North America and Latin America. See www.chdtcorp.com for more information about the Company and www.capstoneindustries.com for information on our current product offerings. Reference of URLs in this press release does not incorporate said URLs or any of their contents in this press release.

FORWARD-LOOKING STATEMENTS: This press release, including the financial summary above, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements consist of words like “anticipate,” “expect,” “project,” “continue” and similar words. These statements are based on the Company’s and its subsidiaries’ current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the forward-looking statements. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a small business concern and a "penny stock Company” and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings.

Contact:
NATALIA PINHEIRO
(954) 570-8889, ext 306
natalia@capstoneindustries.com